MASTER AGREEMENT TO DEVELOP, PUBLISH AND SELL PRODUCT


This agreement made the ___ day of October 2000

Between Party A:

     CRAZY ENGLISH, an imprint and division of RENZHEN ENGLISH GROUP, of Guanglu Plaza, Building 2, 5th Floor, 38 Beigangbeilu, Guangzhou Airport, Guang Zhou, China 510405 ("Crazy English")

     -And Party B:

     LINGO MEDIA INTERNATIONAL INC., a subsidiary of LINGO MEDIA INC, of `Sunstead' 9 Farringdon Close Paradise Heights St. James, Barbados ("Lingo Media")

Whereas:

     (a) The parties have an interest in developing and producing product for sale in the China market;

     (b) The parties agree to co-operate to develop and produce products as specified in the product agreements that may be entered into between the parties from time to time.

The Parties agree as follows:

Article 1         Definitions

In this agreement and any Product Agreement the following terms shall have the following meanings:

a "Agreement" means the present Agreement, as amended from time to time, as well as all Schedules and Appendices attached hereto or which the Parties may later agree to attach hereto and any product agreement(s) entered into between the Parties;

b "Approval" means any approval, authorization, consent, waiver, or other similar official act granted by any Government Authority and required for any matter contemplated by this Agreement;

c "Confidential Information" means all information obtained by or disclosed by one party to another that relates to that party's or its customers past, present or future research, development and business activities including the results from performance of this Agreement but not including information previously known to the other party or within the public domain.

d "Cost of Goods Sold" means actual development costs and hard manufacturing costs.

e "Crazy English Territory" means, unless otherwise specified in the product agreement the People's Republic of China not including Hong Kong and Macao;

f "Develop or Development" means the engagement of authors to write the content of the product, and the giving of editorial direction to the writing of the authors;

g    "Developing   Party"  means  that  party  which  is  responsible   for  the
     Development of a product under a product agreement, being Lingo Media in conjunction with Crazy English;

h "Educational Market" means primary or elementary, junior, middle school and higher educational institutions, unless otherwise defined.

i "Finished Product" or "Product" means printed books, duplicated audio cassettes, duplicated videos, pressed CD-ROMs, pressed SVCD's, pressed DVD's and other manufactured published product;

j "Governmental Authority" means any ministry, department, bureau, office or other legally constituted organ of any Government;

k    "Gross Profit" means gross sales less Cost of Goods sold as defined above;
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l    "Gross Sales" means total number of units sold multiplied by the list price of the Product;

m "Lingo Media Territory" means, unless otherwise specified in the product agreement(s), the world market except the Crazy English Territory;

n    "List Price" means price printed or marked on the Product;

o "Net Sales" means Gross Sales less any discounts as specified and agreed to in product agreement;

p "Parties" means the parties to this Agreement as well as their permitted successors and assigns;

q "Produce or Production" means carrying out all matters relating to the publication of the Product and necessary to make the Product ready for shipment to the customer in its final form including but not limited to the formatting, printing, binding, cover design and supply of the paper or duplicating and packaging of the Product;

r "Producing Party" means that party which is responsible for Production under a product agreement;

s "Product Agreement" means an agreement entered into pursuant to Article 4 of this Agreement;

t "Publication" means publication or material in any medium as agreed in a Product Agreement;

u "Trade Market" means bookstores, other retailers and direct-to-consumer channels. In the Crazy English Territory, Trade Market includes 2nd channels of distribution.

Article 2         Co-Appointment of Publishers

In addition to the rights and obligations here under, Lingo Media appoints and authorizes Crazy English to co-operatively publish Product in the Crazy English Territory only.

Article 3         Co-operative Projects

The parties agree to co-operate to Develop, Produce and sell Product in accordance with this Agreement and any Product Agreement that may be entered into between the parties from time to time.

Article 4         Product Agreements

(a) When the parties wish to Develop, Produce and sell a Product, the parties shall enter into Product Agreements with respect to that specific Product, the terms of which shall include, but not be limited to, the following:

         (i)    the content quality standard of the Product;

         (ii)   the Production quality of the Product;

         (iii)  the responsibility and costs for distribution of the Product;

         (iv)  the promotion of the Product;

         (v)   the List Price of the Product;

         (vi)  the wholesale terms of sale of the Product to third parties; and,

         (vii) the payment of money to each party.

(b)      Any Product Agreement shall form an integral part of this Agreement


Article 5         Development of the Product

The Developing Party agrees to Develop Product in accordance with this Agreement and the relevant Product Agreement.
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Article 6         Costs in Developing the Product

(a) In the case of Product the content of which is primarily in the English language, Lingo Media shall be responsible for all authorial costs but not any payment of money to the authors appointed by Crazy English (if applicable) incurred up to and including final version of the Product. Any exception for a particular product will be agreed to by both parties in writing.

(b) In the case of Product the content of which is (i) primarily in the English language, Crazy English shall be responsible for all illustration, design and layout costs and (ii) primarily in the Chinese language, Crazy English shall be responsible for all developmental costs (but not any payment of money to the authors appointed by Lingo Media) incurred up to and including final version of the Product. Any exception for a particular product will be agreed to by both parties in writing.

Article 7         Consulting in Development of the Product

Lingo Media shall regularly consult with Crazy English during the Development of the Product.

Article 8         Assistance with Development

Lingo Media may, in the course of Development, request Crazy English to assist Lingo Media in the Development of the Product by engaging authors to assist in the writing or editing of the Product. Crazy English agrees to engage authors at its own cost to assist Lingo Media in the writing or editing of the Product.

Article 9         Illustrations

The cost of producing any illustrations shall be borne by Crazy English and Crazy English shall obtain an assignment of copyright to Crazy English and Lingo Media from the author of the illustrations.

Article 10        Recording

Crazy English shall produce the master tapes for audiocassettes subject to Lingo Media's approval, at Crazy English's own cost and Crazy English shall be responsible for the costs of manufacturing the copies in China for the Crazy English Territory only.

Article 11        Production of the Product

Crazy English agrees to produce the Product in accordance with this Agreement and the relevant Product Agreement. Crazy English shall produce the Product within the number of days specified in each Product Agreement after supplied with the Product as Developed by Lingo Media unless otherwise agreed between the parties in writing.

Article 12        Naming Rights

Crazy English undertakes to set the name of the authors (if appropriate), imprint names and logos of both parties in its customary form with equal prominence including Lingo Media' or its subsidiary's or affiliate's URL/Website address on the front and back cover, title page, copyright page, and jacket (if applicable) on every copy of Product manufactured or licensed to third parties by Crazy English.

Article 13        Cost of Producing the Product

Unless the parties agree otherwise in the relevant Product Agreement:
Crazy English shall be solely responsible for Producing and paying all Production costs for distribution and sale of the Product in the Crazy English Territory only.

Article 14        Consultation in Production

Crazy English shall, in Production of the Product, consult with Lingo Media on all matters in accordance with this Agreement and the Product Agreement. Crazy English agrees not to produce the Product without the written agreement and sign-off from Lingo Media as to the final editing, illustrations and photography (if applicable), formatting, paper, binding and cover design.

Article 15        Quality of the Content of the Product

The parties hereby appoint the Developing Party to determine the final quality of the content of the Product.

Article 16        Other Costs

Except as otherwise provided in Articles 6, 13 and 18 hereof Crazy English shall be responsible for all other costs incurred in the Crazy English Territory or in connection with the Product warehoused or sold in the Crazy English Territory including but not limited to inventory control, establishment and operation of order departments, billing, credit and collections, warehousing and shipping to the customer(s).

Article 17        Promotional Activities

In addition to any obligations relating to Promotion Activities in a Product Agreement, Crazy English shall also be responsible for carrying out promotion of the Product in any and all book stores, other retailers, primary and middle schools, universities, other higher educational institutions, direct to consumer channels and 2nd channels in the Crazy English Territory.

Article 18        Promotional Expenses

As specified in the Product Agreement(s).

Article 19        Taxes

Crazy English shall pay all taxes of any kind, applicable to the sale of the Product imposed or assessed in the Crazy English Territory. Lingo Media shall be responsible for any applicable taxes on its royalties received from Crazy English in the Crazy English Territory unless otherwise specified in the Product Agreement.

Article 20        Sale of the Product

(a) Both Parties shall have the rights to sell a Product in the Crazy English Territory and Crazy English shall be obliged to sell a Product in the Crazy English Territory;

(b) Any sale of a Product to a third party in the Crazy English Territory shall only be carried out after written notice to the other party as to the quantity of the Product proposed to be sold;

(c) Any sale of the Product to a third party in the Crazy English Territory shall be at the sale price and in accordance of the terms of sale of the Product as agreed between the parties in the relevant Product Agreement.

Article 21        Receiving of Money

Lingo Media hereby authorizes and empowers Crazy English to sell Products and receive all sums for the sale of the Product in the Crazy English Territory in accordance with the terms of this Agreement unless otherwise specified in the Product Agreement.

Article 22        Payment of Money

Crazy English agrees that any money received by Crazy English from the sale of a Product in the Crazy English Territory shall be shared between the Parties in the proportions as specified in the relevant Product Agreement.

Article 23        Statement of Sales

(a) Crazy English shall prepare quarterly statement of sales detailing all sales of Finished Product and all sales of copyrights and/or film rights (if applicable) in the Crazy English Territory and such statements shall be delivered to Lingo Media within 30 business days following the end of each calendar quarter unless otherwise specified in the Product Agreement.

(b) Upon reasonable written notice and during Crazy English's normal business hours, Lingo Media or its authorized representative or appointed auditor shall have the right to examine Crazy English's records at that place at which they are normally kept, in so far as the such records relate to the sales and receipts in respect of the Product. Such examination shall be at the cost of Lingo Media, but in which case there is in excess of 2.5% of the amount due to Lingo Media, the cost of such examination (including the cost of any domestic and international travel and accommodation) shall be borne by Crazy English. Any amount shown to be due shall be paid forthwith by Crazy English to Lingo Media unless otherwise specified in the Product Agreement.

Article 24        Engagement and Payment of Authors

(a) Each party shall, from time to time and within its own discretion, in accordance with the terms hereof, engage its own authors to develop or to assist in the development of a Product and shall obtain an assignment of the copyright from the authors. Any exception for a particular Product will be agreed to by both parties in writing.

(b) Each party shall pay the monies due to the authors it has engaged. No party shall have financial responsibility to the authors engaged by the other party. Any exception for a particular Product will be agreed to by both parties in writing.

Article 25        Meetings Abroad

During the Development and sale of the Product it will be necessary, from time to time, to hold meetings between personnel of Crazy English and Lingo Media, authors and production consultants either in Canada or China. The parties will share the expenses equally.

Article 26        Approvals

Crazy English agrees to obtain all Approvals from the Chinese Government necessary for the Agreement and any Product Agreement to come into effect and to allow the sale of Product in China.

Article 27        Foreign Exchange

Crazy English agrees that it shall obtain all Approvals necessary for the payment to and shall pay to Lingo Media all sums due in US dollars. When Crazy English receives sums of money in RMB it agrees that the portion of that sum of money payable to Lingo Media shall, at Crazy English's expense, be converted to US dollars at the rate for exchange of RMB cash to US dollars cash offered by the Bank of China on the final day of the quarter in which Crazy English received the sum of money.

Article 28        Ownership of Copyright in the Products

Lingo Media shall own the copyright in the works written by the authors engaged by it in the Development of the Product except for the Crazy English Territory, where Lingo Media and Crazy English will jointly own the copyright for the edition published in the Crazy English Territory as further defined in the Product Agreement.

Each party shall do all acts necessary so that the copyright is held jointly by Crazy English and Lingo Media for the edition published in the Crazy English Territory only. For all markets outside the Crazy English Territory, Lingo Media shall own 100% of the copyright ownership and Crazy English agrees to provide a duplicate set of film for books and masters for audio cassettes to Lingo Media at actual cost, if requested in writing unless otherwise specified in the Product Agreement.

Article 29        Disposal of Surplus Stock

The Parties may agree between them in writing that a Product has ceased to have sufficient sales to justify stockage costs and to sell the remaining stock on hand at a discount price or to divide the remaining stock equally between them.

Article 30        Termination

(a) A party may terminate this Agreement and the Product Agreement if the other party breaches a material term of this Agreement or a Product Agreement and the other party fails to remedy the breach with 90 days of receiving notice by the Party to remedy the breach.

(b) Lingo Media may, after Development and Production of a Product, terminate the relevant Product Agreement if the Crazy English is not able to sell a minimum number of copies per title of Product per 12 month period as outlined in the attached Product Agreement, unless otherwise specified in the Product Agreement.

(c) Either party may terminate the Agreement if an event of force majeure exists for more than 60 days.

Article 31        Notices

All Notices given under this Agreement shall be deemed sufficiently served if sent by both facsimile and registered post to any address given herein or at any other address which such Party shall designate for the receipt of such correspondence.

Article 32        Term of this Agreement


(a) The Agreement shall commence on the signing hereof and shall expire 50 years after the death of the authors of all Product Developed and Produced hereunder unless earlier terminated hereunder.

(b) Any Product Agreement entered between the parties pursuant to this Agreement shall expire on the same day as provided in
                  (a).

(c) Upon termination or expiration of this Agreement, the party, which is the Producing Party under a Product Agreement hereby, assigns its copyright in the Product Developed and Produced pursuant to that Product Agreement to the Developing Party under that Product Agreement.

Article 33        Force Majeure

Neither party shall be liable for any delay or failure to perform arising from any cause such as strikes, Acts of God, war and civil unrest or other unforeseen event of a similar nature.

Article 34        Independent Contractor

Each Party hereto is an independent contractor and is not an agent of the other. Neither Party shall have the power to bind the other without express written consent of the other, had and obtained in each instance. Neither Party shall misrepresent or misstate its status hereunder.

Article 35        Compliance with Laws

Each Party hereto shall comply with all applicable laws, ordinances, rules, regulations, proclamations and decrees of duly constituted governmental authority.

Article 36        Assignment of the Agreement and Project Agreements

This Agreement and any Product Agreement entered into pursuant hereto may not be assigned without the prior written consent of the other Party and such consent shall not be unreasonably withheld. The consent of Crazy English shall not be required to the assignment by Lingo Media of its rights and obligations under this Agreement and the Product Agreement to a subsidiary or affiliate of Lingo Media or to the parent company, Lingo Media Inc.

Article 37        Confidential Information

Neither party shall disclose to any person the Confidential Information of the other party.

Article 38        Proprietary Rights

Without limiting any other representations and warranties, each party represents to the other that no copyright, trademark, trade name or other proprietary right has been or will be infringed in the Development process, Production, sale, delivery or use of the Product, and if such infringement is alleged or has or does occur, the party at fault shall indemnify and hold the other party harmless from all claims, judgements, penalties, damages and expenses arising from such allegations or findings of infringement.

Article 39        Entire Agreement

This Agreement and the Product Agreement signed pursuant hereto constitute the entire agreement between the parties and supersedes all previous Agreements and understandings between the parties in respect of the subject matter hereof and may not be changed except by an amendment in writing duly signed by the Parties.

Article 40        Choice of Laws

This Agreement shall be governed by and construed in accordance with the laws of Singapore.

Article 41        Dispute Resolution

(a) The Parties shall strive to settle any dispute, controversy or claim arising from the interpretation or performance of or in connection with this agreement through friendly consultations. In case no settlement can be reached within ninety (90) days of the submission of the matter by one party to the other party, then such a matter may be submitted to the Singapore International Economic and Trade Arbitration Commission for arbitration in accordance with its rules.


(b) The arbitrary panel should consist of three arbitrators, one chosen by each of the parties with the third arbitrator to be selected by the arbitrators but who shall be neither of Chinese nor Canadian nationality. Arbitration shall be conducted in English. The arbitral award shall be final and binding on the parties and shall be enforceable within its terms. Filing it as a judgement in any court having jurisdiction may enforce the award and application may be made to any court for assistance in enforcing the award. The losing party shall pay arbitration expenses (including attorney fees).

(c) The parties agree that if it should become necessary for a party to enforce an arbitral award by legal action of any kind, the party against which such legal action is taken shall pay all reasonable costs and expenses and legal fees, including but not limited to any cost of additional litigation or arbitration incurred by the party in seeking to enforce the award.

Article 42        Representations and Warranties

The parties represent and warrant to each other that:

(a) It is a duly established and existing legal entity;

(b) It has full capacity and authority to execute and deliver the Agreement, to complete the transactions, contemplated hereby and to duly observe and perform all of its obligations herein;

(c) Neither the execution and delivery of this Agreement or any Product Agreement nor the completion of transactions hereunder will conflict with our result in a breach of any of the provision of the charter documents or any agreement to which it is bound, nor constitute a default under any of the foregoing or violate any law, rule, regulation, judgement or decree by which it is bound;

(d) This Agreement has been duly authorized, executed and delivered by it and constitutes a legal, valid, and binding obligation enforceable against it in accordance with its terms.

IN WITNESS WHEREOF, each of the Parties have duly executed this Agreement in duplicate by their duly authorized representatives on the dates set forth below.



SIGNED, SEALED AND DELIVERED in the presence of:
                                                     CRAZY ENGLISH

___________________________       ) Per:     _________________________
Witness                           )
                                  ) Name:    _________________________
                                  )
                                  ) Date:    _________________________


___________________________       ) Per:     _________________________
Witness                           )
                                  ) Name:    _________________________
                                  )
                                  ) Date:    _________________________




                         LINGO MEDIA INTERNATIONAL INC.

___________________________        ) Per:     _________________________
Witness                            )
                                   ) Name:    _________________________
                                   )
                                   ) Date:    _________________________


___________________________        ) Per:     _________________________
Witness                            )
                                   ) Name:    _________________________
                                   )
                                   ) Date:    _________________________